Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Ticketplus Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, $0.0001 par value	(1)	457(o)	2,000,000	$6.95	$13,900,000.00	0.0001381	$1,919.59

Total Offering Amounts:						$13,900,000.00		1,919.59
Total Fee Offsets:								0.00
Net Fee Due:								$1,919.59

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), the registration statement to which this exhibit is attached covers any additional shares of the registrant’s ordinary shares of par value $0.0001 each (“Ordinary Shares”) that become issuable under the Ticketplus Ltd. 2026 Equity Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the outstanding Ordinary Shares. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the registrant’s Ordinary Shares as reported on NYSE American on August 7, 2026.